Exhibit 99.1

NEWS RELEASE

Alliance Data
Tiffany Louder – Investor Relations
214-494-3048
tiffany.louder@alliancedata.com

Shelley Whiddon – Media
214-494-3811
shelley.whiddon@alliancedata.com

ALLIANCE DATA'S CARD SERVICES BUSINESS EXTENDS AGREEMENT WITH LONG-
TERM BRAND PARTNER VICTORIA'S SECRET, PART OF L BRANDS AND A TOP-FIVE
ALLIANCE DATA CLIENT

PLANO, TX – July 17, 2018 – Alliance Data Systems Corporation (NYSE: ADS), a leading global provider of data-driven marketing and loyalty solutions, today announced its Columbus, Ohio-based card services business, a premier provider of branded private label, co-brand and business credit card programs, has signed a long-term renewal agreement to continue its decades-long relationship providing private label credit card services for Victoria's Secret (www.victoriassecret.com), a leading specialty retailer of lingerie and beauty products and an internationally recognized brand. Founded in 1977 and headquartered in Columbus, Ohio, Victoria's Secret is a business of L Brands (NYSE: LB), with more than 1,000 stores worldwide.

Melisa Miller, president of Alliance Data's card services business, noted, "We are eager to continue to collaborate and innovate with this iconic brand, deeply valued partner and Columbus neighbor. As we continue our more than 30-year relationship, we look forward to working together to further grow brand engagement and loyalty."

About Victoria's Secret
Victoria's Secret is the leading specialty retailer of lingerie and beauty products, dominating its field with modern fashion-inspired collections, prestige fragrances and body care, celebrated supermodels and world-famous runway shows. A business of L Brands (NYSE:LB), its more than 1,000 Victoria's Secret Lingerie and Beauty stores, the Victoria's Secret mobile app and VictoriasSecret.com allow customers to shop the brand anywhere, anytime, from any place.

About L Brands
L Brands, through Victoria's Secret, PINK, Bath & Body Works, La Senza and Henri Bendel, is an international company. The company operates 3,071 company-owned specialty stores in the United States, Canada, The United Kingdom and Greater China, and its brands are sold in more than 800 additional franchised locations worldwide. The company's products are also available online at www.VictoriasSecret.com, www.BathandBodyWorks.com, www.HenriBendel.com, and www.LaSenza.com.

About Alliance Data's card services business
Based in Columbus, Ohio, Alliance Data's card services business develops market-leading private label, co-brand, and business credit card programs for many of the world's most recognizable brands. Through our branded credit programs, we help build more profitable relationships between our partners and their cardmembers, and drive lasting loyalty.

Using the industry's most comprehensive and predictive data set, advanced analytics, and broad-reaching capabilities, Alliance Data's card services business has been helping partners increase sales and provide greater value to their cardmembers since 1986. We are proud to be part of the Alliance Data enterprise (NYSE: ADS), an S&P 500, FORTUNE 500 and FORTUNE 100 Best Companies to Work For company headquartered in Plano, Texas. To learn more, visit KnowMoreSellMore.com, follow us on Twitter @Know_SellMore, and connect with us on LinkedIn at Alliance Data card services.

About Alliance Data
Alliance Data® (NYSE: ADS) is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500, FORTUNE 500 and FORTUNE 100 Best Companies to Work For company headquartered in Plano, Texas, Alliance Data consists of three businesses that together employ approximately 20,000 associates at more than 100 locations worldwide.

Alliance Data's card services business is a provider of market-leading private label, co-brand, and business credit card programs. Epsilon® is a leading provider of multichannel, data-driven technologies and marketing services, and also includes Conversant®, a leader in personalized digital marketing. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada's most recognized loyalty program, and Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers.

Follow Alliance Data on Twitter, Facebook, LinkedIn, Instagram and YouTube.

Forward Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as "believe," "expect," "anticipate," "estimate," "intend," "project," "plan," "likely," "may," "should" or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K.

Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

# # #